UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  September 15, 2009

XOMA LTD.

(Exact name of registrant as specified in its charter)

BERMUDA

(State or other jurisdiction of incorporation)

0-14710	52-2154066
(Commission File Number)	(IRS Employer Identification No.)

2910 Seventh Street, Berkeley, California	94710
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(510) 204-7200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On September 15, 2009, XOMA (the “Company”) received a letter from the Nasdaq Stock Market (“Nasdaq”) indicating that for the preceding 30 consecutive business days, the bid price of the Company’s common shares closed below the minimum $1.00 per share requirement pursuant to Nasdaq Marketplace Rule 4450(a)(5) for continued inclusion on the Nasdaq Global Market.  In accordance with Nasdaq Marketplace Rule 4450(e)(2), the Company has a period of 180 calendar days, or until March 15, 2010, to regain compliance with the minimum bid price requirement.  If the Company does not regain compliance by March 15, 2010, Nasdaq would provide written notification that the Company’s common shares will be delisted, after which the Company may appeal to the Nasdaq Listing Qualifications Panel.  Alternatively, the Company could apply to transfer its common shares to The Nasdaq Capital Market if it satisfies all of the requirements, other than the minimum bid price requirement, for initial listing on The Nasdaq Capital Market set forth in Marketplace Rule 5505.  If the Company were to elect to apply for such transfer and if it satisfies the applicable requirements and its application is approved, the Company would have an additional 180 days to regain compliance with the minimum bid price rule while listed on The Nasdaq Capital Market.

The Company intends to actively monitor the bid price for its common shares between now and March 15, 2010 and will consider available options to resolve the deficiency and regain compliance with the Nasdaq minimum bid requirement.

On September 21, 2009, the Company issued a press release announcing that it had received the aforementioned letter.  The full text of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.                      Financial Statements and Exhibits.

99.1                      Press Release dated September 21, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 21, 2009	XOMA LTD.

By: /s/ Christopher J. Margolin
Name: Christopher J. Margolin
Title: Vice President, General Counsel and
Secretary

EXHIBIT INDEX

Number                      Description

1                      Press Release dated September 21, 2009